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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                                 TO THE BY-LAWS

                                       OF

                                 CONCEPTUS, INC.

         The undersigned, being the duly acting and appointed Secretary of Conceptus, Inc., a Delaware corporation, hereby certifies that the Board of Directors of this corporation amended the first sentence of Article III, Section
3.2 of the By-laws of this corporation to read as follows, effective as of the date set forth below:

         "The number of directors of this corporation shall be nine (9) until changed by a proper amendment to this Section 3.2."

Dated:  October 21, 2003                       /s/ Michael W. Hall
                                               ---------------------------------
                                               Michael W. Hall, Secretary